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EX-21.1

      EXHIBIT 21.1



                                  EXHIBIT 21.1

SUBSIDIARIES OF NETGATEWAY INC.

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
NAME                                                      JURISDICTION OF INCORPORATION
--------------------------------------------------------  --------------------------------------------------------

Netgateway, a Nevada corporation

StoresOnline.com, Inc., a California corporation

StoresOnline.com, Ltd., a Canadian company formed in the province of Alberta
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